CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             UNIVERSAL HEIGHTS, INC.


     Universal Heights, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

     RESOLVED, that the Corporation shall amend its Amended and Restated Certificate of Incorporation by deleting in its entirety paragraph (a) and subparagraphs (i) and (ii) thereunder of ARTICLE IV and inserting in its place the following:

                                   ARTICLE IV

     (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 41,000,000 shares, of which:

          (i) 40,000,000 shares shall be designated as Common Stock, having a par value of $.01 per share (the "Common Stock"); and

          (ii) 1,000,000 shares shall be designated as Preferred Stock, having a par value of $.01 per share.

     All other provisions of Article IV of the Corporation's Amended and Restated Certificate of Incorporation and all other provisions of the Corporation's Amended and Restated Certificate of Incorporation shall remain unchanged and in full force and effect.

     SECOND: That in lieu of a meeting and vote of stockholders, the holders of outstanding shares of Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted have given their written consent to said amendment in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation issued this certificate to be signed by Bradley I. Meier, its President, and attested by Irwin Kellner, its Secretary this 30th day of September, 1998.

                                              Universal Heights, Inc.


                                              By:  /s/ Bradley I. Meier
                                                   Bradley I. Meier, President


(SEAL)

ATTEST
By: /s/ Irwin Kellner
    Irwin Kellner, Secretary